Exhibit 10.34

Kosan Biosciences Incorporated

3832 Bay Center Place

Hayward, CA 94545

February 13, 2006

VIA HAND DELIVERY

Daniel V. Santi, M.D., Ph.D.

Kosan Biosciences Incorporated

3832 Bay Center Place

Hayward, CA 94545

Re:	Separation and Consulting Agreement

Dear Dan:

As discussed, this letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Kosan Biosciences, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Resignation of Employment and Chairman of Board Positions. Pursuant to the signed resignation letter dated and effective as of February 13, 2006 (the “Resignation Date”), you resigned from your position of Chief Executive Officer (“CEO”) of the Company, and from any other employment or officer positions with the Company and all of its affiliated entities (the “Affiliates”), and as Chairman of the Company’s Board of Directors (the “Board”). In addition, pursuant to the signed resignation letter dated and effective as of February 22, 2006, you resigned as a member of the Board. Your signed resignation letters are attached hereto as Exhibit A.

2. Final Pay. The Company will pay you all accrued salary and all accrued and unused vacation (if any) earned by you through the Resignation Date, less applicable withholdings and deductions, in accordance with applicable law.

3. Severance Benefits.

(a) Severance Pay. Provided that you sign this Agreement, return it to the Company and allow it to become effective, the Company will provide you a severance payment of $690,605.70 (the “Severance”). The Severance will be subject to applicable withholdings and deductions and will be paid within ten (10) business days after the Effective Date of this Agreement (defined in Section 19 (ADEA Waiver)).

(b) Benefits Payments. Your group health insurance coverage will terminate on the Resignation Date. To the extent provided by the federal COBRA law or applicable state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you then will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under applicable state and/or federal insurance laws and the terms of the applicable health insurance plans on or after the Resignation Date. If you enter into this Agreement and abide by the terms set forth herein, and you timely elect continued health insurance coverage, the Company agrees, through the earlier of August 31, 2007 or the date on which you become eligible for insurance coverage with another employer, to pay your health insurance premiums sufficient to continue your coverage at the same level in effect as of the Resignation Date (including dependent coverage, if any) (the “Benefits Payments”) to the extent such coverage is available. You agree to notify the Company in writing immediately upon commencing other employment that provides health insurance benefits.

(c) Deferred Compensation. In the event that the Company determines that any payments hereunder (including but not limited to payments pursuant to Sections 3(a) (Severance Pay)), or continued insurance coverage or Benefits Payments provided under Section 3(b) (Benefits Payments), fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code (the “Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.

4. Final Expense Reimbursements. No later than thirty (30) days after the Resignation Date, you must submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

5. Return of Company Property. On the Resignation Date, you shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that you have in your possession or control, with the exception of any property that the Company authorizes you in writing to retain in connection with your consulting Services hereunder (defined in Section 6(b) (Consulting Duties)), which property shall be returned promptly upon the request of the Company. The documents and property to be returned by you include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or any of its Affiliates (and all reproductions thereof in whole or in part). You agree to make a diligent search to locate any such documents, property and information. You further agree, on a mutually agreeable day and time, to provide the Company’s representative access to any personally owned computer, server, or e-mail system that you have used to receive, store, review, prepare or transmit any Company confidential or

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proprietary data, materials or information, so that the Company can make a computer-useable copy of all such information and the Company can also permanently delete and expunge such confidential or proprietary information from those systems. Your eligibility to receive Severance and Benefits Payments is conditioned upon your compliance with the provisions set forth in this paragraph.

6. Consulting Relationship. If you sign this Agreement, return it to the Company, and allow it to become effective, then the Company will engage you as a consultant under the terms and conditions specified below (the “Consulting Relationship”).

(a) Consulting Period. The Company will engage you as a consultant for the period (the “Consulting Period”) commencing on the day immediately following the Resignation Date and continuing until the earlier of: (i) the date your consulting relationship is terminated by the Company due to material breach of this Agreement or your Proprietary Information Obligations (defined in Section 8 (Proprietary Information Obligations)); (ii) the date on which the Company terminates the consulting relationship at its discretion, which may not occur prior to February 13, 2008; (iii) the date on which you terminate the consulting relationship at your discretion; (iv) the date that you and the Company mutually agree to terminate the consulting relationship; or (v) the date that you revoke this Agreement pursuant to Section 19 hereof.

(b) Consulting Duties. During the Consulting Period, you agree to provide at least eight (8) hours per month of consulting services (the “Services”), to and at the request of the CEO or any Company officer or vice president, or the Board, in any area within your expertise. You shall exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services. The Company shall not require you to perform the Services in a manner that would unreasonably interfere with your performance of your other professional duties.

(c) Consulting Fees. During the Consulting Period, the Company will pay you consulting fees at a rate of $325.00 per hour, prorated for any partial hours of Services (which shall include consulting discussions, associated research, telephone time, and necessary travel time) (the “Consulting Fees”). You must submit monthly invoices to the Company for the Consulting Fees on or shortly after the end of the month, providing documentation to support the amount of Consulting Fees billed, and the Company will provide payment within thirty (30) days after receipt of the invoice. Because you will perform the Services as an independent contractor, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will report your Consulting Fees on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes which may be due with regard to the Consulting Fees or continued vesting of the Equity Awards (discussed below), and you hereby indemnify and save harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect thereto, with the exception of the employer’s share of social security, if any.

(d) Equity Award Vesting. To the extent consistent with and subject to the terms of your stock option grants provided to you in connection with your employment (collectively, the “Equity Awards”), and the terms of the applicable equity incentive plans, your Equity Awards will continue to vest during the Consulting Period. You will be able to exercise

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any vested shares subject to the Equity Awards for thirty (30) days after the termination of the Consulting Period in accordance with the terms of your Equity Awards and the applicable equity incentive plans, or, if the Consulting Period terminates due to your death or Disability (as defined in the applicable equity incentive plans), you (or your estate, as applicable) will be able to exercise any vested shares subject to the Equity Awards within the applicable time periods specified in your Equity Awards and the governing equity incentive plans.

(e) Protection of Information. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Services, except with permission of a duly-authorized Company officer. Any and all work product you create in the course of performing the Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Services.

(f) Expenses. The Company will reimburse you for reasonable, documented business expenses incurred in performing the Services pursuant to its regular business practice, provided that these expenses have been pre-approved by the Company in writing.

(g) Other Work Activities. During the Consulting Period, you will not carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) that is competitive in any manner with the business of the Company in developing, licensing, marketing or otherwise exploiting its work on: (i) Hsp90 inhibitors, (ii) tubulin inhibitors, (iii) agonists of the motilin receptor, or (iv) nuclear export inhibitors, nor, except as otherwise specifically provided below, engage in other activities that conflict with your obligations to the Company. Notwithstanding the above restrictions in this Section 6(g), you shall not be prohibited from being a passive shareholder of up to 1% of the public stock of an entity that competes with the Company in any of the above listed areas, and you are not prohibited from engaging in teaching or research activities in any of the above listed areas so long as such teaching or research activities are in connection with your engagement by or services to a college or university. During the Consulting Period, you may engage in any form of employment, consulting, research, teaching, business activity or combination of any of the same which is not prohibited by this paragraph, provided that it shall not unreasonably interfere with your ability to perform the Services for the Company.

7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits on or after the Resignation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or a vested Equity Award.

8. Proprietary Information Obligations. You hereby acknowledge your continuing obligations (the “Proprietary Information Obligations”) as provided in your Employee Proprietary Information and Invention Assignment Agreement signed December 16, 1998 (the “Proprietary Information Agreement”) (attached hereto as Exhibit B).

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9. Disclosure. You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein will be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), and consequently shall be publicly available.

10. Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company (through its executive officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation. Notwithstanding anything else in this paragraph, both the Company and you may respond accurately and fully to any inquiry or request for information if required by legal process.

11. Job Reference Inquiries. The Company agrees to refer requests for job references concerning you from prospective employers to Jean Deleage, Margaret (Peg) Horn, Pieter Timmermans, or any other individual you propose who is acceptable to the Company.

12. Nonsolicitation. During the later of either the Consulting Period or two (2) years after the Resignation Date, except with the Company’s advance written consent, you will not, directly or indirectly, recruit, solicit, entice, induce or encourage any employee, independent contractor or consultant of the Company to terminate a relationship with the Company in order to become an employee, independent contractor or consultant for any other person or entity. By way of example, but not limitation, during the above-referenced timeframe, except with the Company’s advance written consent, you are prohibited from participating in any manner in the recruitment, targeting or hiring process with respect to any employee, independent contractor or consultant of the Company, and you are prohibited from providing any entity with any information related to the selection, recruitment, or hiring of any such individual.

13. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

14. No Voluntary Adverse Action. You agree that you will not voluntarily assist any person in preparing, bringing, or pursuing any litigation, arbitration, administrative claim or other formal proceeding against the Company, its parents, subsidiaries, Affiliates, distributors, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

15. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company. Such cooperation includes, without limitation, making yourself available upon reasonable notice, without subpoena, to provide accurate and complete information to the Company and making yourself available for truthful and accurate interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs.

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16. Acts Necessary To Effect This Agreement. You and the Company agree to timely execute any instruments or perform any other acts that are or may be necessary or appropriate to effect and carry out the transactions contemplated by this Agreement.

17. Common Stock of the Company. You agree that, for the longer of either (a) twelve (12) months after the Separation Date, or (b) the date upon which your total beneficial ownership of the Company’s common stock constitutes less than ten percent (10%) of the outstanding common stock of the Company, any shares of the Company’s common stock beneficially owned by you will be subject to lock-up restrictions with respect to the sale, transfer, assignment or other disposal of shares of the Company’s common stock to the same extent as those to which shares owned by the directors and officers of the Company are subject in connection with any public or other offering of the Company’s common stock, and you hereby agree to promptly execute any and all agreements to that effect with the underwriter(s) or placement agent(s) of any proposed public or other offering, such agreement to be in substantially the same form as that signed by the Company’s directors and officers, provided that (i) no such lock-up shall exceed in duration ninety (90) days after the date of execution of an underwriting or other agreement in connection with the sale of shares in a public or other offering, nor shall your shares of the Company’s common stock be subject to more than one lock-up in any period of one hundred eighty (180) consecutive days and (ii) no such lock-up shall restrict the sale of shares subject to a plan adopted under Rule 10b5-1 of the Exchange Act that is in effect prior to the date that any such lock-up agreement is requested. The Company agrees to provide you with advance notice of any such lock-up restrictions to the extent such advance notice is practicable, and the Company agrees to process your requests for 10b5-1 applications promptly before the lock-up period begins to the extent practicable. You agree that you will not sell or otherwise transfer any shares of the Company’s common stock beneficially owned by you to a person or entity who or which is not a member of your family or controlled by you or a member of your family, including pursuant to a plan adopted under Rule 10b5-1 of the Exchange Act, prior to April 14, 2006; provided, however, that you may adopt a plan under Rule 10b5-1 of the Exchange Act prior to such date so long as no sales of shares are made thereunder prior to April 14, 2006. For the longer of either (a) twelve (12) months after the Separation Date, or (b) the date upon which your total beneficial ownership of the Company’s common stock constitutes less than ten percent (10%) of the outstanding common stock of the Company, in the event that you determine to sell or otherwise transfer, or adopt a plan under Rule 10b5-1 of the Exchange Act to sell or otherwise transfer, more than 10,000 shares of the Company’s common stock beneficially owned by you in a single transaction or series of related transactions to a person or entity who or which is not a member of your family or controlled by you or a member of your family, you shall advise the Company at least five (5) business days prior to any such sale or other transfer or the adoption of any such plan and, if requested by the Company, consult with the Company in connection with the disposition of such shares. You acknowledge that you have continuing obligations, and are subject to continuing restrictions, under the federal securities laws, including Section 16 of the Exchange Act and Rule 144 under the Securities Act of 1933, as amended, and that you should consult with your counsel in connection with any proposed transaction involving the Company’s common stock. Until such time as you first cease to be a “Section 16 person” (or such later date as may be subsequently agreed with the

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Company), the Company shall continue to provide to you the same assistance as it has heretofore provided you in complying with your obligations under Section 16 of the Exchange Act; provided, however, that the Company shall have no obligations to make any filings on your behalf within less than 36 hours of notice of a transaction requiring any such filing.

18. Santi’s Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, except as provided in this Agreement, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including, but not limited to, claims based on or arising from the Employment Agreement between you and the Company dated November 1, 1998 (attached as Exhibit C); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the articles and bylaws of the Company, the Indemnification Agreement dated January 12, 1995 (attached as Exhibit D), and applicable law. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

19. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have at least twenty-one (21) days from the date you receive this Agreement to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of your revocation to the Board; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you (the “Effective Date”). Notwithstanding the preceding, the Consulting Relationship shall be effective as of the day immediately following the Resignation

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Date, and your revocation of this Agreement, if it occurs, will result in immediate termination of the Consulting Relationship. Additionally, since you asked for, and received, material changes in this Agreement in your favor, you agree to waive an additional twenty-one day period in which to consider this Agreement, you agree that the required twenty-one (21)-day consideration period for this Agreement will be deemed to have started on February 13, 2006 (the date that you received the Company’s original offer), and you and the Company agree that you will have until March 20, 2006 in which to consider this Agreement.

20. Company’s Release. Except as provided in this Agreement, the Company hereby generally and completely releases you and your agents, successors, assigns, attorneys and affiliates, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions, within the course and scope of your employment, occurring at any time prior to or at the time the Company signs this Agreement. Notwithstanding the foregoing, the Company is not releasing you hereby from any claims, liabilities and obligations arising under or based on: (a) criminal or fraudulent acts, conduct or omissions; or (b) your obligations to protect the Company’s proprietary information, including without limitation any claims arising from your obligations under the Proprietary Information Agreement or under the California Uniform Trade Secrets Act. The Company represents that it has no lawsuits, claims or actions pending in its name, or on behalf of any other person or entity, against you or any other person or entity subject to the release granted in this paragraph.

21. Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you and the Company at present, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases of claims herein, including but not limited to the releases of unknown and unsuspected claims.

22. Dispute Resolution. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings

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and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

23. Miscellaneous. This Agreement, including Exhibits A, B, C, and E, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or before March 20, 2006 and return the original to me. If I do not receive the fully executed Agreement from you by such date, the Company’s offer contained herein will expire.

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We look forward to continuing to work with you.

Sincerely,

KOSAN BIOSCIENCES INCORPORATED

By:	/s/ Peter Davis
Peter Davis
Lead Independent Director
Board of Directors,
on behalf of the Board of Directors

Exhibit A – Signed Resignation Letters

Exhibit B – Employee Proprietary Information and Invention Assignment Agreement

Exhibit C – Employment Agreement

Exhibit D – Indemnification Agreement

UNDERSTOOD AND AGREED:

/s/ Daniel V. Santi	March 20, 2006
Daniel V. Santi, M.D., Ph.D.	Date

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EXHIBIT A

SIGNED RESIGNATION LETTERS

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February 13, 2006

Board of Directors

Kosan Biosciences Incorporated

3832 Bay Center Place

Hayward, CA 94545

Re: Resignation of CEO and Chairman of Board Positions

To the Board of Directors of Kosan Biosciences, Inc.:

Effective immediately, I hereby submit my resignation as Chief Executive Officer of Kosan Biosciences, Inc. (the “Company”), and I hereby resign from any other employment or officer positions with the Company and all its affiliated entities, and as Chairman of the Company’s Board of Directors. I reserve any rights to severance benefits that I may have under the terms of my employment agreement dated as of November 1, 1998.

I wish the best for the continued success of the Company.

Sincerely,

/s/ Daniel V. Santi
Daniel V. Santi, M.D., Ph.D.

February 22, 2006

Peg Horn

Secretary, Kosan Board of Directors & Chief Counsel

Kosan Biosciences

3832 Bay Center Place

Hayward, CA 94545

Dear Peg,

I hereby resign as a member of the Kosan Biosciences, Inc. Board of Directors.

/s/ Daniel V. Santi
Daniel V. Santi

cc: Suzanne Hooper

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

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KOSAN BIOSCIENCES INCORPORATED

EMPLOYEE PROPRIETARY INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

As an employee of Kosan Biosciences Incorporated, a California corporation, its subsidiary or its affiliate (together, the “Company”), in consideration of my employment with the Company as previously agree by me in my employment letter with the Company and inconsideration of the compensation now and hereafter paid to me, I agree to the following:

1. Maintaining Confidential Information

a. Company Information. I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants, or licensees.

b. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, or any other person, and that I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers or companies, or any other person, unless consented to in writing by said employers, companies, or other person.

c. Third-Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Company.

2. Retaining and Assigning Inventions and Original Works

a. Inventions and Original Works Retained by Me. I have listed in Section 7 hereof descriptions of any and all inventions, original works of authorship, developments, improvements, and trade secrets belonging to me which were made by me prior to my employment with the Company, which relate to the Company’s proposed business and products, and which are not assigned to the Company (collectively, “Prior Inventions”).

b. Inventions and Original Works Assigned to the Company. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively, “Company Inventions”). I recognize, however, that assignment to the Company under this provision of any invention is subject to Section 2870 of the California Labor Code, which reads as follows:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and unenforceable.”

I agree to grant the Company or its designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of distribution) to practice all applicable patent, copyright and other intellectual property rights relating to any Prior Inventions that I incorporate, or permit to be incorporated, in any Company Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, with Prior Invention in any Company Invention without the Company’s prior written consent.

I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17 USCA, Section 101).

c. Maintenance of Records. I agree to keep and maintain adequate and current written records of all inventions and original works of authorship made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

d. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United states or any of its agencies.

e. Obtaining Letters Patent, Copyrights, and Mask Work Rights. I agree that my obligation to assist the Company to obtain United States or foreign letters patent, copyrights, or mask work rights covering inventions, works of authorship, and mask works, respectively, assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign letters patent, copyrights, or mask work rights covering inventions or other rights assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyrights, and mask work rights with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have, of infringement of any patents, copyrights, or mask work rights resulting from any such application assigned hereunder to the Company.

f. Exception to Assignments. I understand that the provisions of this agreement requiring assignment to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code. I will advise the company promptly in writing of any inventions, original works of authorship, developments, improvements or trade secrets that I believe are exempt from assignment to the Company based upon the application of Section 2870 of the California Labor Code; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of section 2870 of the California Labor Code.

3. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

4. Company Documents and Property. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belong to the Company, its successors or assigns. I further agree that any property situated on the Company’s premises and owned by the Company, including desks, filing cabinets, or other storage or work areas, is subject to inspection by Company personnel at any time with or without notice.

5. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this agreement. I represent that my performance of all the terms of this agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

6. General Provisions

a. Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California by California residents.

b. Entire Agreement; Amendment. This agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this agreement.

c. Severability. If one or more of the provisions in this agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

d. Successors and Assigns. This agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

e. Survival. The provisions of this agreement shall survive the termination of my employment and the assignment of this agreement by the Company to any successor in interest or other assignee. This agreement is binding upon my heirs and legal representatives.

f. Employment. As used herein, my employment includes any time during which I may be retained by the Company as a consultant. I agree and understand that nothing in this agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

g. No Solicitation. During the term of my employment with the Company and for a period of two years thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of the Company to terminate their employment with the Company.

h. Injunctive Relief. I agree that a breach of any of the representations, warranties or covenants contained in this agreement will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and that consequently the Company will be entitled to injunctive relief and/or a decree for specific performance and such other relief as may be proper (including monetary damages if appropriate).

i. Waiver. The waiver by the Company of a breach of any provision of this agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

7. List of Inventions. Pursuant to Section 2(a) of this agreement, set forth below is a list of my prior inventions and original works of authorship:

Title	Date	Description

IF NO PRIOR INVENTIONS OR ORIGINAL WORKS OF AUTHORSHIP ARE LISTED IN THIS SECTION 7, I HEREBY AFFIRM THAT THERE ARE NO SUCH INVENTIONS OR ORIGINAL WORKS OF AUTHORSHIP.

KOSAN BIOSCIENCES INCORPORATED

By:	/s/ Daniel V. Santi
Daniel V. Santi, M.D., Ph.D.,
Chief Executive Officer & President

Dated: 12-16-98

ACCEPTED AND AGREED:

Dan Santi

/s/ Daniel V. Santi
Sign Name

Print Name

Dated: 12-16-98

EXHIBIT C

EMPLOYMENT AGREEMENT

13

KOSAN BIOSCIENCES, INC.

EMPLOYMENT AGREEMENT

This Agreement is entered into by and between Kosan Biosciences, Inc., a California corporation (the “Company”), and Daniel V. Santi (“Executive”), as of November 1, 1998.

WHEREAS, Executive is currently employed as a professor with the University of California at San Francisco, (“UCSF”) and works as a consultant for the Company pursuant to the terms of the Amended and Restated Consulting Agreement by and between Executive and the Company, dated March 29, 1996 (the “Consulting Agreement”);

WHEREAS, Executive shall take a leave of absence from UCSF to become an employee of the Company;

WHEREAS, as of the date Executive receives a leave of absence from UCSF, the Company desires to employ the Executive as the Chief Executive Officer and President of the Company, reporting to the Board of Directors of the Company (the “Board”);

WHEREAS, the parties desire and agree to enter into an employment relationship by means of this Agreement; and

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the parties as follows:

1. Duties and Scope of Employment.

(a) Position: Employment Commencement Date. As of the date Executive receives a leave of absence from UCSF that, at a minimum, exceeds nine (9) months (“Leave of Absence”), the Executive shall be employed as the Chief Executive Officer and President of the Company reporting to the Board (“Commencement Date”).

(b) Obligations. Executive shall devote his full business efforts and time to the Company. As Chief Executive Officer and President of the Company, Executive shall have the duties and responsibilities customarily associated with such positions, including senior management powers and responsibilities for the Company’s business and affairs. During the term of this Agreement, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration that creates an actual or potential conflict of interest with the Company without the prior approval of the Board; provided, however, that Executive may engage in activities that do not materially interfere with his duties and obligations under this Agreement or create an actual or potential conflict of interest with the Company for up to four hours per week. Executive shall report the nature and extent of such activities, if any, to the Board every six months.

2. At-Will Employment. Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without cause or for any or no cause, at the option either of the Company or Executive.

3. Compensation, Fringe Benefits and Stock Options.

(a) Base Salary. While employed by the Company pursuant to this Agreement, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of $250,000 (the “Base Salary”). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. Executive’s Base Salary shall be adjusted annually by a percentage equal to the percent change set forth in the U.S. Department of Labor and Bureau of Labor Statistics’ Consumer Price Index for U.S. Cities. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

(b) Discretionary Bonus. The performance of Executive and the Company may be reviewed by the Board periodically, and, on that basis, the Board may, in its discretion, award the Executive a bonus. Any such bonus shall be subject to applicable withholding.

(c) Executive Benefits. During his employment hereunder, Executive shall be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other key executives of the Company, including, without limitation, group health, disability, and life insurance benefits and participation in any Company profit-sharing, retirement or pension plan, and vacation consistent with the vacation policies of the Company.

(d) Stock Option. As of the Commencement Date, Executive shall be granted a nonstatutory stock option which shall consist of 250,000 shares of the Company’s then issued and outstanding shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Subject to the acceleration of vesting provisions in this Section 3 and Section 5 of This Agreement, the Option shall commence vesting on October 1, 1998, and shall vest and become exercisable as to  1/48th of the shares subject to the Option per month, so as to be fully vested on October 1, 2002, subject to Executive continuing to render services to the Company as President and Chief Executive Officer. The Option shall be in all respects subject to the terms, definitions and provisions of the Company’s 1996 Stock Option Plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), all of which documents are incorporated herein by reference.

Notwithstanding the above, Executive shall fully vest in and have the right to exercise the Option as to all of the shares subject to the Option, including shares as to which it would not otherwise by vested or exercisable, in the event that (i) the Company enters into a merger or other reorganization (as defined in Section 181 of the California Corporations Code)

with or into another corporation or entity (except where California Corporations Code Section 1201(b) does not require the approval of the outstanding shares of the Company with respect to such merger or other reorganization), (ii) the Company sells all or substantially all of its assets, (iii) a person or entity makes a tender or exchange offer for and acquires 50% or more of the issued, and outstanding voting securities of the Company, or (iv) any person within the meaning of Section 3(a)(9) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires more than 50% of the Company’s issued and outstanding voting securities of the Company.

4. Expenses. The company will pay or reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder in accordance with the Company’s established policies.

5. Cancellation of Consulting Agreement. Upon the Commencement Date, Executive and Company agree to cancel and forego their rights, if any, under the Consulting Agreement.

6. Severance Benefits.

(a) Termination without Cause during Leave of Absence. If Executive’s employment with the Company terminates other than voluntarily by the Executive or for “Cause” (as defined herein) at any time during Executive’s Leave of Absence, then (i) Executive shall become a consultant of the Company and enter into an agreement with the Company containing the terms of the Consulting Agreement; provided, however, that Executive’s compensation level shall equal that of Dr. Khosla, (ii) vesting of the Option will immediately cease and Executive shall have the right to exercise any vested portion of the Option for three (3) months following such termination, and (iii) Executive shall only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

(b) Voluntary Termination During Leave of Absence. If Executive’s employment with the Company terminates voluntarily by the Executive at any time during Executive’s Leave of Absence, then (i) Executive shall become a consultant of the Company and enter into an agreement with the Company containing the terms of the Consulting Agreement; provided, however, that Executive’s compensation level shall equal that of Dr. Khosla, (ii) the vesting of the Option will immediately cease and Executive shall have thirty (30) days to exercise vested shares, if any, subject to the Option, and (iii) Executive shall only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

(c) Termination without Cause after Leave of Absence. If Executive’s employment with the Company terminates other than voluntarily by the Executive or for “Cause” (as defined herein”) at any time after Executive’s Leave of Absence, then (i) Executive shall be entitled to receive a lump sum severance payment (less applicable withholding taxes) in an amount equal to eighteen (18) months of his Base Salary, as then in effect; and (ii) an additional eighteen (18) months of the shares subject to the Option shall vest as of the date of such termination and Executive have the right to exercise, for three (3) months following termination, the vested and exercisable shares subject to the Option.

(d) Voluntary Termination after Leave of Absence. If Executive’s employment with the Company terminates voluntarily by Executive at any time after the Leave of Absence, then Executive shall only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

(e) Termination for Cause. If Executive’s employment with the Company terminates for “Cause” (as defined herein) by the Company, then Executive shall only be eligible for severance benefits in accordance with the Company’s established policies as then in effect. For this purpose, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct, or (iv) Executive’s failure to perform his employment duties.

7. Enforcement. In the event of any action to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to such party’s reasonable costs and expenses of enforcement including, without limitation, reasonable attorneys’ fees.

8. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive following termination without cause. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

9. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally, one (1) day after mailing via Federal Express overnight or a similar overnight delivery service, or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	Kosan Biosciences, Inc.
1450 Rollins Road
Burlingame, CA 94010

If to Executive:	Daniel V. Santi
at the last residential address known by Company.

10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

11. Entire Agreement. This Agreement, the Option Agreement and the Confidential Information and Invention Assignment Agreement dated November 1, 1998 represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

12. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

13. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

14. Effective Date. This Agreement is effective immediately after it has been signed.

15. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.

KOSAN BIOSCIENCES, INC.

By:	/s/ Michael S. Ostrach
Name:	Michael S. Ostrach
Title:	VP and COO

DANIEL V. SANTI

/s/ Daniel V. Santi
Signature

EXHIBIT D

INDEMNIFICATION AGREEMENT

14

KHOSLA AND SANTI, INC.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of this 12th day of January, 1995, by and between Khosla and Santi, Inc. a California corporation (the “Company”), and Daniel V. Santi (Indemnitee”).

WHEREAS, the Company and Indemnitee recognize the increasing difficulty in obtaining directors’ and officers’ liability insurance, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting officers and directors to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited;

WHEREAS, Indemnitee does not regard the current protection available as adequate under the present circumstances, and Indemnitee and other officers and directors of the Company may not be willing to continue to serve as officers and directors without additional protection; and

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve as officers and directors of the Company and to indemnify its officers and directors so as to provide them with the maximum protection permitted by law.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1. Indemnification.

(a) Third Party Proceedings. The Company shall indemnify Indemnitee if Indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by Indemnitee in connection with such action or proceeding if Indemnitee acted in good faith and in a manner Indemnitee believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (i) Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of the Company, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) Proceedings By or in the Right of the Company. The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, to the fullest extent permitted by law, amounts paid in settlement, in each case to the extent actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such action or proceeding if Indemnitee acted in good faith and in a manner Indemnitee believed to be in the best interests of the Company and its shareholders.

2. Expenses: Indemnification Procedure.

(a) Advancement of Expenses. The Company shall advance all expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 1(a) or (b) hereof (but not amounts actually paid in settlement of any such action or proceeding). Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to Indemnitee within twenty (20) days following delivery of a written request therefore by Indemnitee to the Company.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). Notice shall be deemed received three business days after the date postmarked if sent by domestic certified or registered mail, properly addressed; otherwise notice shall be deemed received when such notice shall actually be received by the Company. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c) Procedure. Any indemnification provided for in Section 1 shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company’s Articles of

Incorporation or Bylaws providing for indemnification, is not paid in full by the Company within forty-five (45) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim, and subject to Section 13 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys’ fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Subsection 2(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(d) Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 2(b) hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(e) Selection of Counsel. In the event the Company shall be obligated under Section 2(a) hereof to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ his counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

3. Additional Indemnification Rights; Nonexclusivity.

(a) Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Article of Incorporation, the Company’s Bylaws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of a California corporation to indemnify a member of its board of directors, an officer or other corporate agent, such changes shall be, ipso facto, within the purview of Indemnitee’s rights and Company’s obligations, under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a California corporation to indemnify a member of its Board of Directors, an officer or other corporate agent, such changes, to the extent required by such law, statute or rule to be applied to this Agreement, shall have the effect on this Agreement and the parties’ rights and obligations hereunder as is required by such law, statute or rule.

(b) Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive by any rights to which Indemnitee may be entitled under the Company’s Articles of Incorporation, its Bylaws, any agreement, any vote of shareholders or disinterested directors, the California General Corporation Law, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time of any action or other covered proceeding.

4. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any civil or criminal action or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

5. Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

6. Directors’ and Officers’ Liability Insurance. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of directors’ and officers’ liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, if Indemnitee is not an officer or director but is a key employee. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reason-ably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if Indemnitee is covered by similar insurance maintained by a subsidiary or parent of the Company.

7. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 7. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

8. Exceptions. Any other provisions herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Excluded Acts. To indemnify Indemnitee for any acts or omissions or transactions from which a director may not be relieved of liability under the California General Corporation Law.

(b) Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 317 of the California General Corporation Law, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or

(c) Lack of Good Faith. To indemnify Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

(d) Insured Claims. To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Company; or

(e) Claims Under Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

9. Effectiveness of Agreement. To the extent that the indemnification permitted under the terms of certain provisions of this Agreement exceeds the scope of the indemnification expressly permitted by Section 317 of the California General Corporation Law, such provisions shall not be effective unless and until the Company’s Articles of Incorporation authorize such additional rights of indemnification. In all other respects, the balance of this Agreement shall be effective as of the date set forth on the first page and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

10. Construction of Certain Phrases.

(a) For purposes of this Agreement, references to the “Company” shall also include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b) For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and Indemnitee’s estate, heirs, legal representatives and assigns.

13. Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action, unless as a part of such action, a court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee’s material defenses to such action were made in bad faith or were frivolous.

14. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

15. Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of California for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of California.

16. Choice of Law. This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of California as applied to contracts between California residents entered into and to be performed entirely within California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KHOSLA AND SANTI, INC.,
a California corporation

By:	/s/ Daniel V. Santi
Title:	President

AGREED TO AND ACCEPTED:

INDEMNITEE:

Daniel V. Santi

/s/ Daniel V. Santi
(Signature)